Exhibit 10.37

VI ACQUISITION CORP.

400 West 48th Avenue

Denver, Colorado 80216

Ms. Debra Koenig

23 Foxtail Circle

Englewood, Colorado 80113-4125

Re:          Repurchase of Securities

Dear Debra:

Pursuant to the terms of Management Agreements, dated June 13, 2003 and March 3, 2004 (the “Management Agreements”), each between VI Acquisition Corp. (the “Company”) and you, you acquired shares of the Company’s Common Stock (the “Common Stock”) and Series A Preferred Stock (the “Preferred Stock”).  Pursuant to the terms of the Management Agreements, the Company has the right, but not the obligation, to repurchase all or any part of your Common Stock and Preferred Stock.

You and the Company determined that it is your mutual best interests to not follow the formal terms of the Management Agreements regarding the repurchase of your Common Stock and Preferred Stock, but instead determined to negotiate an overall agreement regarding a repurchase of all of your Common Stock and Preferred Stock. This letter will formalize the agreement reached between the Company and you in connection with the Common Stock and Preferred Stock of the Company currently owned by you.  Each of you and the Company acknowledge that the parties would not have entered into this agreement unless all of your equity securities were to be purchased.  This letter is to confirm the terms by which such repurchases shall be effectuated.  The securities of the Company that are being repurchased (the “Purchased Shares”) are:

(i)            89,825 shares of the Company’s Common Stock reflecting the incentive common stock purchased by you and 19,080 shares of the Common Stock reflecting the co-invest common stock purchased by you, all as evidenced by Certificates C-8, C-16 and C-42; and

(iii)          1094.670 shares of the Company’s Preferred Stock, all as evidenced by Certificate P-8.

The total principal amount to be paid to you for the Purchased Shares will be $1,203,575.

The closing date for the purchase of the Purchased Shares will be June 22, 2007 at the Company’s offices at 400 West 48th Avenue, Denver, Colorado.  On or before the closing date, the Company will deliver to you, or provide to you via overnight courier, a Subordinated Promissory Note in the principal amount of $1,203,575, in the form already agreed upon by the Company and you, and which is attached hereto.  Prior to the closing date, please deliver to us the enclosed Assignment Separate from Certificate with respect to the 108,905 shares of Common Stock and 1094.670 shares of Preferred Stock.

In connection with the Company’s purchase of the Purchased Shares, you represent and warrant to the Company that:

(i)            You are the record and beneficial owner of the Purchased Shares and you have good and marketable title to the Purchased Shares, free and clear of all security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, preemptive rights, proxies and other arrangements or restrictions whatsoever (“Encumbrances”).  All of the Purchased Shares are validly issued, fully paid and nonassessable and you shall transfer to the Company good and marketable title to the shares, free and clear of all Encumbrances.

(ii)           Other than the Purchased Shares being repurchased herein, you own no other shares or other equity in the Company and you do not own or have rights to any options, warrants or other rights to subscribe for or purchase any securities of the Company.

(iii)          You have been an executive officer of the Company, are knowledgeable about the Company’s operations and financial condition and have had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the repurchase of the Purchased Shares and you acknowledge that you have the right and opportunity to consult with counsel regarding the terms and conditions set forth herein.

(iv)          This letter agreement, when executed and delivered, shall constitute your valid and legally binding obligation, enforceable in accordance with its terms, and neither the Company, nor any other party, made any representations concerning the terms of the repurchase other than those contained herein.

(v)           The execution, delivery and performance of this letter agreement by you does not conflict with, violate or result in the breach of, or create any lien or encumbrance on the Purchased Shares pursuant to any agreement, instrument, order, judgment, decree, law or governmental regulation to which you are a party or are subject or by which the Purchased Shares are bound (except for federal and state securities laws).

(vi)          No representation or warranty by you in this letter agreement or in any written statement or certificate which was furnished by you to the Company pursuant to this letter agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made not misleading.  You are not aware of any material fact relating to the Purchased Shares or the transaction contemplated by this letter agreement which has not been disclosed by you to the Company.

You hereby release and discharge the Company and its subsidiaries, affiliates, agents, employees, officers, directors and stockholders from and against any and all claims, actions, grievances, suits, charges or complaints related to the Management Agreements and any other agreement or understanding between you and the Company, your ownership of the Purchased Shares, your rights as a stockholder in the Company, the repurchase of the Purchased Shares and any other matter related to Company securities or the ownership thereof or any equity purchase arrangements.

All representations and warranties contained herein or made in writing by you in connection herewith shall survive the execution and delivery of this letter agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by the Company or on the Company’s behalf.  You shall, as and when requested by the Company and without further consideration, execute and deliver all such instruments of conveyance and transfer and shall take such further actions as the Company may deem necessary or desirable in order to transfer the shares to the Company.

This letter agreement constitutes the entire agreement between the parties hereto regarding the repurchase of the Purchased Shares.  If you have any questions regarding this repurchase, please do not hesitate to contact me.  Otherwise, please execute and date this letter, and the Assignment Separate from Certificate, where indicated, and return it to my attention.

Sincerely,

/s/ Walter Van Benthuysen
Walter Van Benthuysen
VI Acquisition Corp.

Accepted and agreed to this

21st day of June, 2007.

/s/Debra Koenig
Debra Koenig

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, Debra Koenig does hereby sell, assign and transfer unto VI Acquisition Corp., a Delaware corporation (the “Company”), (i) 108,905 shares of Common stock, $.0001 par value per share, of the Company, standing in her name on the books of the Company, represented by Certificate Nos. C-8, C-16 and C-42, and (ii) 1094.670 shares of Series A Preferred stock, $.0001 par value per share, which are represented by Certificate No. P-8, and does hereby irrevocably constitute and appoint Reed Smith LLP as her attorney-in-fact and agent to transfer the said stock on the books of the Company with full power of substitution in the premises.

DATED this 21st day of June, 2007.

/s/ Debra Koenig
Debra Koenig